 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 27, 2020, relating to the financial statements and financial highlights of Walthuasen Funds, comprising Walthausen Small Cap Value Fund and Walthausen Select Value Fund, for the year ended January 31, 2020, and to the references to our firm under the headings “Financial Highlights” and “Other Fund Service Providers” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

May 27, 2020